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                                      Exhibit 11

                       COMPUTATION OF EARNINGS PER COMMON SHARE


                                                      THREE MONTHS
                                                      ------------
                                            3/31/97                  3/31/96
                                            -------                  -------
                PRIMARY
---------------------------------------

Net earnings applicable to common stock:

Net earnings (loss)                          $(341,663)             $204,507

Deduct preferred stock dividends paid          (31,830)             (31,830)
                                            -----------          -----------
Net earnings applicable to common stock       (373,493)              172,677
                                            -----------          -----------
                                            -----------          -----------
Weighted average number of common shares
  and common equivalent outstanding           4,787,462            3,233,078

Additional shares assuming conversion of
   options and warrants                              --              604,087
                                            -----------          -----------
Weighted average common shares outstanding    4,787,462            3,837,165

Basic earnings (loss) per share           $       (.08)          $       .05
                                            -----------          -----------
                                            -----------          -----------
         FULLY DILUTED*
-----------------------------------------

Net earnings (loss) applicable to common stock on a diluted basis:

Net earnings applicable to common stock
  per above                                                          172,677
Add net interest expense related
  to convertible
    debentures                                                        39,600
Add dividends on convertible preferred stock                          31,830
                                                                 -----------
Net earnings applicable to common stock on a
  diluted basis                                                     $242,683
                                                                 -----------
                                                                 -----------
Total shares for diluted:

Weighted average common shares outstanding                         3,837,165

Additional shares to be issued under full
  conversion of convertible debentures                               600,000
Addition shares to be issued under full
  conversion of preferred stock                                      294,723
                                                                 -----------
Total shares for fully diluted                                    $4,731,008
                                                                 -----------
                                                                 -----------
Diluted earnings per share                                       $       .05
                                                                 -----------
                                                                 -----------





             *This calculation is submitted in accordance with Securities
                        Exchange Act of 1934 Release No. 9083,
                although not required by footnote 8, paragraph 40, of
                   APB No. 15 because it results in anti-dilution.
                In addition, common equivalent shares are not considered
             in the computation of earnings per common share March 31,1997 as the impact would be antidilutive.

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